Exhibit 99.1
1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE
Contacts
MEDIA	Brad Carmony 901-568-3088 bcarmony@unum.com
INVESTORS	Tom White 423-294-8996 tawhite@unum.com

Unum Group Names Christopher Pyne Executive Vice President, Group Benefits

CHATTANOOGA, Tenn. (Jan 28, 2020) - Unum Group (NYSE: UNM) today announced that Christopher Pyne has been appointed to the role of executive vice president, group benefits, effective February 1, 2020. Pyne will report to Michael Q. Simonds, chief operating officer of the company.
In this role, Pyne will lead Unum’s U.S. group benefits business lines across all client segments. In addition, he will retain responsibility for Unum’s U.S. distribution organization. Pyne will work closely with Simonds to drive the company’s strategy in delivering unique employee benefits solutions, working to keep things simple for clients, while providing effective and empathetic service to their employees in times of need.
“Chris brings a wealth of experience to his new role leading the group benefits business,” said Simonds. “He stands out as a strong leader with a proven ability to build meaningful connections inside and outside of Unum, gaining insights, empowering teams, and ultimately, delivering better outcomes for our customers.”
Pyne’s roles have consistently focused on growing business by creating value for customers, leveraging Unum’s robust product portfolio, capabilities and expertise in the leave management category. In his 28 years with the company, he has held positions of increasing responsibility, most recently as senior vice president, growth operations and distribution.
Pyne holds a bachelor’s degree in government & legal studies from Bowdoin College.

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ABOUT UNUM
Unum Group (www.unum.com) provides a broad portfolio of financial protection benefits and services through the workplace, and is a leading provider of disability income protection worldwide. Through its Unum US, Unum UK, Unum Poland, and Colonial Life businesses, the company provides disability, life, accident, critical illness, dental and vision benefits that protect millions of working people and their families. Unum also provides leave and absence management services that streamline the leave experience for employers and employees, and stop-loss coverage to help self-insured employers protect against medical costs. Unum reported revenues of $11.6 billion in 2018 and provided $7.2 billion in benefits.

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